Exhibit 99.1

MAXIMUS REPORTS RECORD THIRD QUARTER REVENUE

(RESTON, Va. –  August 5, 2004) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, today reported results for its fiscal third quarter ended June 30, 2004.

Key Financial Results

•                  On a year-over-year basis, revenue for the three months ended June 30, 2004, increased 13% to $160.2 million, and net income increased 11% to $9.9 million with diluted earnings per share of $0.45, including a non-recurring charge of $1.1 million pre-tax, or $0.03 per diluted share

•                  Health Services revenue for the quarter increased 45% over last year and 17% sequentially from the second quarter due primarily to the growth of the California Healthy Families Project

•                  Days sales outstanding were 95 days, including $4.4 million of certain receivables that have now been classified as long term other assets

•                  Year-to-date cash from operating activities totaled $26.2 million with cash and cash equivalents of $131.6 million at June 30, 2004

•                  Year-to-date contracts signed were $324 million and total pipeline was $1.3 billion, at July 29, 2004

•                  Factoring in non-recurring charges throughout the fiscal year, full-year diluted earnings per share are now expected to be at least $1.78 with a potential of $1.82

Revenue for the third quarter increased 13% to $160.2 million from $141.7 million in last year’s third quarter and grew 6% sequentially from $150.7 million reported in the second quarter of 2004.  Year-over-year organic revenue growth for the third quarter was 12%. Net income for the period was $9.9 million, or $0.45 per diluted share, an 11% increase compared to net income of $9.0 million, or $0.43 per diluted share, for the same period last year.  On a sequential basis, net income increased 4% compared to net income of $9.5 million, or $0.43 per diluted share, reported in the second quarter.

The fiscal 2004 third quarter reported results include the impact of a $1.1 million charge for certain accounts receivables that are at risk stemming from the previously disclosed investigation of fraudulent activities by two terminated employees with whom the Company is now in litigation.  The Company’s original assessment of the June charge was approximately $1.8 million pre-tax and included the expected legal costs.  However, the Company will expense the legal costs as incurred.  Therefore, the third quarter charge totals $1.1 million.

 “With record revenue of $160.2 million, the Company delivered 13% year-over-year revenue growth primarily driven by the Health Services segment.  Operationally, our businesses performed largely as expected, excluding the $1.1 million charge in the quarter,” commented Dr. David V. Mastran, Chief Executive Officer.  “Overall results for the period benefited from an improved business climate, particularly at the state level.  Demand continues to improve in several of our service areas including health, school-based claiming, and child welfare. Our financial services and systems businesses are also experiencing favorable demand trends.”

As a result of the Company’s recent realignment of its operating units, as disclosed in the Company’s Form 8-K filing in June 2004, MAXIMUS will now report its financial results under its three operating segments:  Health Services, Human Services, and Technical Services.

Health Services Segment

Health Services revenue for the third quarter grew to $59.2 million, representing a 45% increase over the same period last year and 17% growth on a sequential basis from $50.7 million reported in the 2004 second quarter.  Higher revenue from the California Healthy Families project drove the segment’s performance during the quarter.  A number of recent successes in the health segment, including the landmark California Healthy Families contract, have positioned the Company to target larger health opportunities at the state and federal levels.

Human Services Segment

Human Services revenue for the third quarter was $60.0 million, level with last year as well as the fiscal 2004 second quarter.  Third quarter earnings were impacted by the $1.1 million charge.  Before the charge, the segment performed as expected for the period.  Solid contributions from its domestic workforce services and school-based claiming businesses, in addition to a full quarter of profitability from its Australian operations, offset softer performance in some of the segment’s financial services divisions where certain projects are ramping up and are expected to deliver increased contributions in the fourth quarter.

Technical Services

Technical Services revenue increased slightly for the third quarter to $40.9 million compared to $40.5 million in last year’s third quarter and $39.8 million in the fiscal 2004 second quarter.  Third quarter results for the Technical Services segment benefited from higher revenue and profit delivery on a variety of projects in ERP, Enterprise Solutions and Asset Solutions.  Revenue and income in this segment are subject to periodic fluctuations resulting from software license fees and the timing of certain contracts.

Sales and Pipeline Activity

Year-to-date signed contract wins through June 30, 2004, totaled $324 million, compared to $941 million, which included the $418 million California Healthy Families contract, reported for the same period last year.  New contracts pending (awarded but unsigned) totaled $352 million compared to $59 million, reported for the third quarter last year.  Excluding the $418 million California Healthy Families project, the Company's signed and contracts pending are tracking approximately $100 million better than last year.

Sales opportunities totaled approximately $1.3 billion (consisting of $300 million in proposals pending, $156 million in proposals in preparation, and $870 million of RFPs tracking) compared to $900 million for the same period a year ago.

Financial Position and Stock Repurchase

Days sales outstanding (DSO) at the end of the third quarter were 95 days, including certain receivables totaling $4.4 million now classified as long-term other assets.  Cash and cash equivalents totaled $131.6 million.  Year-to-date cash from operating activities totaled $26.2 million.  The Company repurchased approximately 102,000 common shares during the third quarter under its ongoing share repurchase program.   At the close of the third quarter, MAXIMUS had approximately $42.2 million available for future stock repurchases, which includes option proceeds that also fund this ongoing program.

Outlook and Conclusion

Dr. Mastran concluded, “We expect fourth quarter revenue and earnings to improve sequentially from our third quarter performance driven largely by anticipated gains from the Financial Services businesses within the Human Services segment.”

As a result of factoring in non-recurring charges throughout the fiscal year, full-year diluted earnings per share are now expected to be at least $1.78 with a potential of achieving $1.82.  In addition, revenue for fiscal 2004 is now expected to be in the range of $605 million to $615 million.

The Company will host a conference call on Thursday, August 5, 2004, at 5:00 p.m. ET that is open to the public and can be accessed by calling: 800.819.9193 (domestic) or 913.981.4911 (international). For those unable to listen to the call, a replay will be available for one week following the call through Thursday, August 12, 2004, at 11:59 p.m. (ET).  The replay will be available by calling: 888.203.1112, replay code 393129.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,400 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, and 2003 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2003	June 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$117,372	$131,611
Restricted cash	3,653	1,601
Marketable securities	140	—
Accounts receivable – billed, net	114,992	122,659
Accounts receivable – unbilled	29,142	40,522
Deferred income taxes	3,410	413
Prepaid expenses and other current assets	7,063	8,893
Total current assets	275,772	305,699

Property and equipment, at cost	46,412	51,446
Less accumulated depreciation and amortization	(20,195)	(25,398)
Property and equipment, net	26,217	26,048
Capitalized software	23,382	29,142
Less accumulated amortization	(8,699)	(11,528)
Capitalized software, net	14,683	17,614
Deferred contract costs, net	7,283	16,367
Goodwill	81,757	84,710
Intangible assets, net	7,212	10,289
Other assets, net	2,096	6,057
Total assets	$415,020	$466,784

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,578	$25,778
Accrued compensation and benefits	23,219	21,514
Deferred revenue	22,356	25,341
Income taxes payable	2,837	1,866
Current portion of capital lease obligations	809	1,631
Other accrued liabilities	3,653	1,663
Total current liabilities	74,452	77,793
Capital lease obligations, less current portion	3,821	5,527
Deferred income taxes	2,745	10,899
Other liabilities	725	137
Total liabilities	81,743	94,356

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,200,197 and 21,650,875 shares issued and outstanding at September 30, 2003 and June 30, 2004, at stated amount, respectively	146,219	156,839
Accumulated other comprehensive loss	(95)	(150)
Retained earnings	187,153	215,739
Total shareholders’ equity	333,277	372,428
Total liabilities and shareholders’ equity	$415,020	$466,784

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2004	2003	2004
Revenue	$141,741	$160,158	$405,095	$449,759
Cost of revenue	99,321	114,696	281,828	317,083
Gross profit	42,420	45,462	123,267	132,676
Selling, general and administrative expenses	27,933	29,340	81,674	86,245
Income from operations	14,487	16,122	41,593	46,431
Interest and other income, net	331	291	1,268	819
Income before income taxes	14,818	16,413	42,861	47,250
Provision for income taxes	5,853	6,483	16,930	18,664
Net income	$8,965	$9,930	$25,931	$28,586

Earnings per share:
Basic	$0.43	$0.46	$1.23	$1.32
Diluted	$0.43	$0.45	$1.22	$1.29

Weighted average shares outstanding:
Basic	20,731	21,664	21,016	21,612
Diluted	21,015	22,071	21,285	22,095

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2003	2004

Cash flows from operating activities:
Net income	$25,931	$28,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,872	5,203
Amortization	3,725	4,366
Deferred income taxes	(435)	11,151
Tax benefit due to option exercises	523	3,604
Non-cash equity based compensation	726	809
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(11,323)	(7,667)
Accounts receivable - unbilled	(3,702)	(11,380)
Prepaid expenses and other current assets	(707)	(1,511)
Deferred contract costs	(1,148)	(5,758)
Other assets	262	(4,360)
Accounts payable	8,785	4,168
Accrued compensation and benefits	100	(1,705)
Deferred revenue	8,795	2,195
Income taxes payable	169	(971)
Other liabilities	(1,545)	(526)
Net cash provided by operating activities	34,028	26,204

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(13,532)	(6,429)
Purchases of property and equipment	(4,574)	(4,961)
Capitalized software costs	(2,954)	(6,212)
Other	(1,611)	227
Net cash used in investing activities	(22,671)	(17,375)

Cash flows from financing activities:
Employee stock transactions	3,682	21,340
Repurchases of common stock	(20,394)	(15,133)
Payments on capital lease obligations	(109)	(797)
Net cash (used in) provided by financing activities	(16,821)	5,410
Net (decrease) increase in cash and cash equivalents	(5,464)	14,239
Cash and cash equivalents, beginning of period	94,965	117,372
Cash and cash equivalents, end of period	$89,501	$131,611

Segment Information

The following table provides certain financial information for each of the Company’s business segments (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2004	2003	2004
Revenue:
Health Services	$40,923	$59,193	$123,032	$149,505
Human Services	60,363	60,043	172,543	182,829
Technical Services	40,455	40,922	109,520	117,425
Total	$141,741	$160,158	$405,095	$449,759

Gross Profit:
Health Services	$8,532	$12,628	$28,474	$33,908
Human Services	17,851	17,346	47,027	53,727
Technical Services	16,037	15,488	47,766	45,041
Total	$42,420	$45,462	$123,267	$132,676

Income from Operations:
Health Services	$4,034	$7,612	$15,326	$19,822
Human Services	6,925	4,266	15,641	15,953
Technical Services	3,218	3,707	9,602	9,526
Consolidating adjustments	310	537	1,024	1,130
Total	$14,487	$16,122	$41,593	$46,431